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EXHIBIT 11
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)


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                                                                               Three Months Ended
                                                                          -----------------------------
                                                                            April 3,         March 28,
                                                                              1997             1996
                                                                          -----------       -----------
PRIMARY:

Weighted average number of common shares outstanding                      $    33,169       $    27,696
Net effect of dilutive stock options and warrants based on the treasury
   stock method using average market price                                      1,091             1,215
                                                                          -----------       -----------
Weighted average number of common and common equivalent shares
   outstanding                                                                 34,260            28,911
                                                                          ===========       ===========
Net income                                                                $     8,538       $     4,795
Less common and preferred dividends                                              --                 161
                                                                          -----------       -----------
Net income applicable to common shares                                    $     8,538       $     4,634
                                                                          ===========       ===========
Net income per common share as reported                                   $       .25       $      0.16
                                                                          ===========       ===========
FULLY DILUTED:

Weighted average number of common shares outstanding                           33,169            27,696
Net effect of dilutive stock options and warrants based on the treasury
   stock method using ending market price                                       1,194             1,317
                                                                          -----------       -----------
                                                                               34,363            29,013
                                                                          ===========       ===========
Net income                                                                $     8,538       $     4,795
 Less common and preferred dividends related to nonconvertible
   securities                                                                    --                 161
                                                                          -----------       -----------
Net income applicable to common shares                                    $     8,538       $     4,634
                                                                          ===========       ===========
Net income per common share assuming full dilution, as reported           $       .25       $       .16
                                                                          ===========       ===========

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